Exhibit 10.1

December 30, 2014

Ms. Carolyn J. Logan

Salix Pharmaceuticals, Ltd.

8510 Colonnade Center Drive

Raleigh, NC 27615

Dear Carolyn:

You have informed Salix Pharmaceuticals, Inc. (“Salix” and, collectively with its subsidiaries and affiliates and their respective successors and assigns, the “Company”) of your decision to retire from the Company effective on the earlier of (a) January 30, 2015 and (b) the date on which a successor Chief Executive Officer of Salix (the “Successor CEO”) is appointed by the Board of Directors of Salix (the “Retirement Date”). The Company desires your continued support, following the Retirement Date, in the transition of your duties and responsibilities and certain other matters, and you are willing to provide such support as a consultant on the terms and subject to the conditions set forth below. This letter agreement (this “Agreement”) sets forth the mutual understandings and agreements we have reached regarding these matters.

Accordingly, in reliance on the promises made in this Agreement, you, Salix and Salix Pharmaceuticals, Ltd. (“Parent”) agree as of the date set forth above as follows:

1. Continuation of Employment.

(a) You, Salix and Parent agree that, except as otherwise provided in Section 6 of this Agreement, during the period from the date of this Agreement through the Retirement Date (the “Employment Period”), you will (i) continue to be employed by Salix as its Chief Executive Officer and President; (ii) continue to serve as the Chief Executive Officer and President of Parent; (iii) continue to serve as a director of Parent; and (iv) continue to hold each and every other position you hold, on the date of this Agreement, as a director, officer or employee of the Company. Except as otherwise provided in this Agreement, during the Employment Period, you will continue to be subject to and bound by, and will comply with, (A) the terms and conditions set forth in the Amended and Restated Employment Agreement, dated as of April 29, 2014, by and between Salix and you (the “Employment Agreement”) and the Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, dated as of [July 10, 2006], by and between Salix and you (the “Invention Agreement”) and (B) all applicable policies and codes of the Company in effect from time to time.

(b) During the Employment Period, you will (i) continue to receive your “Base Salary” (as such term is defined in the Employment Agreement), as in effect on the date of this Agreement, pursuant to Section 3.1 of the Employment Agreement; and (ii) remain eligible to participate in, and receive applicable benefits under, the benefit plans and programs in which you participate on the date of this Agreement, in each case in accordance with the Employment Agreement and the respective terms and conditions of such plans and programs.

8510 Colonnade Center Drive, Raleigh, NC 27615 www.salix.com T• 919.862.1000 F• 919.862.1095

(c) Notwithstanding anything to the contrary set forth in the Employment Agreement, and in addition to your duties and responsibilities set forth therein, during the Employment Period, you shall provide such assistance and support to the Board of Directors of Parent as such Board of Directors or any member thereof shall reasonably request in connection with the search for, and transition of your duties and responsibilities to, the Successor CEO.

2. Retirement.

(a) You hereby irrevocably terminate, effective on the Retirement Date, your employment with Salix and hereby irrevocably resign, effective on the Retirement Date, each and every other position you hold as a director, officer or employee of the Company, including, without limitation, Parent. You agree that, as requested by Parent, you will promptly execute and deliver such other documents as may be reasonably necessary to evidence or memorialize such termination and resignations. Notwithstanding anything to the contrary set forth in the Employment Agreement, including, without limitation, any notice provisions set forth therein, you irrevocably agree that your termination of your employment with Salix pursuant to this Agreement is without “Good Reason” (as such term is defined in the Employment Agreement) pursuant to Section 6.2(b) of the Employment Agreement.

(b) On the first regular payroll date occurring on or after the Retirement Date, Salix will pay you an amount in cash equal to (a) all unpaid Base Salary accrued through the Retirement Date pursuant to Section 3.1 of the Employment Agreement; and (b) all unused PTO (as such term is defined in the Employment Agreement) earned and accrued through the Retirement Date pursuant to Paragraph C of Appendix A of the Employment Agreement. Promptly following your submission of an expense report in respect of any expenses incurred on or prior to the Retirement Date that have not yet been reimbursed, Salix will reimburse you for such expenses, subject to and in accordance with applicable expense reimbursement policy.

(c) You acknowledge and agree that you are not entitled to, and will not receive, (i) any payment in respect of any Bonus (as such term is defined in the Employment Agreement) for any period pursuant to the Employment Agreement or any applicable Bonus Plan of the Company; or (ii) any severance pay or separation benefits in connection with, or as a result of, the termination and resignations set forth in this Section 2.

(d) You and the Company agree that, effective at 12:01 a.m., Eastern Standard Time, on the first day following the Retirement Date, each of (a) the Employment Agreement; and (b) the Invention Agreement, will hereby terminate and be of no further force or effect; provided, however, that Section 3 of the Invention Agreement (and any provision of the Invention Agreement necessary for the interpretation thereof) shall not be terminated and shall remain in full force and effect in accordance with its terms.

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3. Provision of Consulting Services. You and Parent agree that, except as otherwise provided in Section 6 of this Agreement, and provided that you remain an employee in good standing of Salix on the Retirement Date, during the period from the Retirement Date through August 23, 2018 (the “Consulting Period”), you will serve as a consultant to Parent and shall, upon reasonable notice and at reasonable times, (a) provide such assistance and support to the Board of Directors of Parent as such Board of Directors or any member thereof shall reasonably request in connection with the search for, or transition of your duties and responsibilities to, the Successor CEO; and (b) provide such consulting services regarding the Company’s business and operations as Parent, its Board of Directors or the Successor CEO shall reasonably request (collectively, the “Services”). In providing the Services, you will be acting as an independent contractor of Parent and not as an employee of Parent. Unless otherwise agreed by you and Parent, all Services will be provided telephonically. Notwithstanding anything in this Section 3 to the contrary, in no event will you be required to devote more than five (5) hours per calendar month to the provision of the Services. For the avoidance of doubt, and subject to your full compliance with your obligations set forth in Section 10 of this Agreement, Parent acknowledges and agrees that you will be permitted to seek and/or obtain new employment during the Consulting Period. During the Consulting Period, Parent will reimburse you, upon presentment of appropriate receipts, for the reasonable and necessary out-of-pocket expenses incurred by you directly as a result of your provision of the Services in accordance with this Section 3. All receipts for such expenses must be presented to Parent for reimbursement within forty-five (45) days after such expenses are incurred. For the avoidance of doubt, your obligations set forth in Section 4 of this Agreement will not constitute Services and such obligations will not be limited or modified in any way by the provisions of this Section 3.

4. Cooperation. From and after the date hereof, you agree that you will (a) cooperate with the Company in connection with any potential or actual judicial, administrative or other proceeding of any kind (including, without limitation, any arbitration), or any investigation (including, without limitation, any internal investigation), in any case by or involving or relating, directly or indirectly to, the Company (collectively, “Proceedings or Investigations”); (b) assist and cooperate with the Company in the preparation and review of documents and in meetings with attorneys for, and other representatives of, the Company in connection with any potential or actual Proceedings or Investigations; and (c) provide truthful testimony or statements as a witness or a declarant in connection with any potential or actual Proceedings or Investigations. For the avoidance of doubt, your obligations under this Section 4 do not, and will not, require you to disclose to the Company any information that is subject to the attorney-client privilege or any work product protections that exists between you and your personal attorneys. Parent will reimburse you, upon presentment of appropriate receipts, for the reasonable and necessary out-of-pocket expenses incurred by you in connection with such cooperation and assistance. All receipts for such expenses must be presented for reimbursement within forty-five (45) days after such expenses are incurred. Should you be served with a subpoena in any judicial, administrative or other proceeding of any kind involving or relating, directly or indirectly, to the Company, you agree to promptly, and in no event later than three (3) days after receipt thereof, notify Parent of such subpoena and, to the extent legally permissible, provide Parent with a copy thereof.

8510 Colonnade Center Drive, Raleigh, NC 27615 www.salix.com T• 919.862.1000 F• 919.862.1095

5. Treatment of Outstanding Equity-Based Awards. Subject to Section 6 of this Agreement, Parent hereby agrees that the outstanding equity-based awards held by you as of the date hereof, which awards are set forth on Exhibit A hereto (collectively, the “Equity Awards”), will remain outstanding and continue to vest (or, as applicable, remain exercisable) through the last day of the Consulting Period in accordance with the terms of the applicable Stock Plan (as defined below) and award agreement. Parent and you hereby agree that the last day of the Consulting Period will constitute the date that your status as a consultant terminates for purposes of the applicable Stock Plan. “Stock Plans” means, collectively, (a) the Salix Pharmaceuticals, Ltd. 2005 Stock Plan, as amended and (b) the Salix Pharmaceuticals, Ltd. 2014 Stock Plan, as amended.

6. Termination; Clawback.

(a) In addition to all other remedies available to Parent and Salix at law or equity (including, without limitation, injunctive relief), and notwithstanding anything to the contrary set forth in the Employment Agreement, you hereby agree that if, during the Employment Period, (i) you breach, in any material respect, any of your agreements or obligations set forth in Section 1, Section 4, Section 7, Section 12, Section 21 or Section 23 of this Agreement; (ii) you breach, in any material respect, any of your other material obligations set forth in this Agreement that are applicable during the Employment Period; (iii) the Board of Directors of Parent, acting in good faith, determines that, at any time during the period in which you were employed by Salix or served as a director, officer or employee of the Company, including, without limitation, Parent, you intentionally engaged in wrongdoing that resulted, or would reasonably be expected to result, in material harm to Parent or any of its subsidiaries or affiliates, or to the business or reputation of Parent or any of its subsidiaries or affiliates1; or (iv) you are found to have committed a violation of law by the U.S. Securities and Exchange Commission (the “SEC”) or any other regulatory or governmental agency or court of law, in each case (A) the Employment Period and your employment with Salix will immediately terminate without notice; (B) your status as an employee of the Company under the applicable Stock Plan will, without notice, be deemed to have immediately terminated other than by reason of your death or disability; and (C) any outstanding Equity Awards then held by you that are then unvested or that otherwise then remain subject to restriction will, without notice, immediately terminate and you will not receive any shares of stock or any payment or other consideration therefor.

(b) In addition to all other remedies available to Parent and Salix at law or equity (including, without limitation, injunctive relief), you hereby agree that if, during the Consulting Period, (i) you (x) breach Section 16 of this Agreement or any of your agreements or obligations set forth in the Release (as defined below) or (y) breach, in any material respect, any of your agreements or obligations set forth in Section 2, Section 4, Section 7, Section 9, Section 10, Section 11, Section 12, Section 21 or Section 23 of this Agreement; (ii) you breach, in any material respect, any of your other material obligations set forth in this Agreement; (iii) the

[1]	As of your execution of this Agreement, the Board of Directors of Parent has not made a determination under Section 6 (a)(iii) that would permit the immediate termination of any outstanding Equity Awards.

8510 Colonnade Center Drive, Raleigh, NC 27615 www.salix.com T• 919.862.1000 F• 919.862.1095

Board of Directors of Parent, acting in good faith, determines that, at any time during the period in which you were employed by Salix or served as a director, officer or employee of the Company, including, without limitation, Parent, you intentionally engaged in wrongdoing that resulted, or would reasonably be expected to result, in material harm to Parent or any of its subsidiaries or affiliates, or to the business or reputation of Parent or any of its subsidiaries or affiliates; or (iv) you are found to have committed a violation of law by the SEC or any other regulatory or governmental agency or court of law, in each case (A) the Consulting Period and your service as a consultant to Parent pursuant to Section 3 of this Agreement will immediately terminate without notice; (B) your status as a consultant under the applicable Stock Plan will, without notice, be deemed to have immediately terminated other than by reason of your death or disability; and (C) any outstanding Equity Awards then held by you that are then unvested or that otherwise then remain subject to restriction will, without notice, immediately terminate and you will not receive any shares of stock or any payment or other consideration therefor.

(c) In addition to, and not in limitation of, Section 6(a) and Section 6(b) of this Agreement, you hereby agree that if any of the actions or events set forth in clauses (i), (ii) or (iv) of Section 6(b) of this Agreement occurs, whether during the Employment Period or the Consulting Period, (i) Parent may recover, and you agree to turn over to Parent promptly upon demand, any Equity Awards then held by you to the extent that such Equity Awards vested or otherwise became free of restriction after the date of this Agreement, including, without limitation, those Equity Awards with a vesting date of January 1, 2015; and (ii) Parent may recover, and you agree to pay over to Parent promptly on demand, the net after-tax proceeds received by you from any sale or other disposition of any Equity Awards that vested or otherwise became free of restriction after the date of this Agreement. Parent will, within five (5) days after the occurrence, to the extent known by Parent, of any action or event set forth in clauses (i), (ii) or (iv) of Section 6(b) of this Agreement, provide you written notice thereof.

(d) You acknowledge and agree that the amounts paid to you by the Company, including, without limitation, amounts payable pursuant to this Agreement, may be subject to recoupment or clawback pursuant to the Sarbanes-Oxley Act of 2002, the Dodd–Frank Wall Street Reform and Consumer Protection Act or other applicable law, and you agree to repay such amounts to the extent legally required thereunder.

7. Acknowledgment of Payment; Compliance with Employment Agreement. You acknowledge and agree that, effective on the Retirement Date, (a) except as expressly set forth in this Agreement, you will not be eligible for, and will not receive, any fees, wages, payments, compensation or benefits of any kind from the Company; and (b) this Agreement sets forth the total consideration to be paid to you by the Company and is in lieu of any and all payment for services and/or other consideration of any kind which at any time has been the subject of any prior discussion, representations, inducements or promises, oral or written, direct or indirect, contingent or otherwise. You further acknowledge and agree that, as of the date of this Agreement, (i) no event has occurred or circumstance exists that would give you the right, upon notice, with the passage of time or both, to terminate the Employment Agreement for Good Reason and (ii) you have been paid in full for all services provided by you to the Company and

8510 Colonnade Center Drive, Raleigh, NC 27615 www.salix.com T• 919.862.1000 F• 919.862.1095 have received all fees, wages, payments and compensation of any kind owed to you, including, but not limited to, pursuant to the Employment Agreement, except for any Base Salary accrued since the last regular payroll period occurring prior to the date of this Agreement, earned and accrued PTO, and any unreimbursed business expenses.

8. Health and Medical Coverage.

(a) Subject to your eligibility for, and timely election of, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for the period commencing on the Retirement Date and continuing to the earlier of (i) the date on which the applicable continuation period under COBRA expires; and (ii) the date on which you become eligible to receive reasonably comparable or increased health and medical coverage from a subsequent employer (the “COBRA Period”), Salix will provide you with continued health and medical coverage pursuant to COBRA. Salix will provide such coverage at Salix’s expense and under Salix’s group health insurance plans in which you participated immediately prior to the Retirement Date (or plans providing reasonably comparable or increased health and medical coverage). The monthly premium for such coverage (the “Cobra Monthly Premium”) will be paid to the applicable benefit carrier by Salix. If Salix cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Salix will instead pay to you a taxable monthly payment for the COBRA Period equal to the COBRA Monthly Premium then in effect, such payment to be made on a tax grossed-up basis such that the net amount received by you in respect of each monthly payment, after deduction of all federal, state and local income taxes, employment-related taxes (including Social Security and Medicare taxes), will be equal to the amount of the COBRA Monthly Premium. In such case, you will be solely responsible for all matters relating to your continuation of coverage pursuant to COBRA, including, without limitation, your election of such coverage and your timely payment of all premiums therefor.

(b) Subject to your compliance with your agreements and obligations set forth in this Agreement, upon the expiration of the COBRA Period other than pursuant to Section 8(a)(ii) of this Agreement, for the period commencing on the day immediately following the last day of the COBRA Period and continuing through the earlier of (i) the last day of the Consulting Period and (ii) the date on which you become eligible to receive reasonably comparable or increased health and medical coverage from a subsequent employer, Salix will arrange to reimburse you for the amount of the monthly premiums for health and medical coverage secured by you and reasonably comparable to that provided to you under Salix’s group health insurance plans immediately prior to the end of the COBRA Period (“Comparable Personal Coverage”). You will provide all information reasonably requested by Salix in connection with such reimbursement payments for Comparable Personal Coverage. Salix will make such reimbursement payments to you on the first payroll date of Salix occurring in each month following the end of the COBRA Period, and, to the extent that such reimbursement payments are taxable to you, will make such reimbursement payments on a tax grossed-up basis such that the net amount received by you in respect of each reimbursement payment, after deduction of all

8510 Colonnade Center Drive, Raleigh, NC 27615 www.salix.com T• 919.862.1000 F• 919.862.1095 federal, state and local income taxes, employment-related taxes (including Social Security and Medicare taxes), will be equal to the amount of the monthly premium for such Comparable Personal Coverage. Notwithstanding the foregoing, in no event will Salix be required to reimburse you for monthly premiums for Comparable Personal Coverage that are in excess of 150% of the COBRA Monthly Premium in effect on the last day of the COBRA Period.

9. Non-Disclosure of Confidential Information.

(a) You acknowledge that (i) the Company is engaged in a highly competitive business; (ii) you have served Parent and Salix in an executive capacity; (iii) you have had access to and have gained knowledge of substantial trade secrets and Confidential Information (as defined below); and (iv) the restrictions, covenants and agreements set forth in this Agreement are reasonably necessary to protect the legitimate interests of the Company.

(b) For purposes of this Agreement, “Confidential Information” means any and all of the Company’s trade secrets, confidential and proprietary information and all other non-public information and data of or about the Company and its business, including, but not limited to, confidential business methods and processes, research and development information, business plans and strategies, marketing plans and strategies, information pertaining to customers, pricing information, cost information, financial information, personnel information, contract information, data compilations, information received from third parties that the Company is obligated to keep confidential, information with respect to contemplated strategic transactions, and information about prospective products, whether or not reduced to writing or other tangible medium of expression, including, without limitation, work product created by you in rendering services to Parent and Salix.

(c) You acknowledge that the Confidential Information is a valuable, special and unique asset of the Company. At all times on and following the Retirement Date, you will not, except as may be authorized in writing by Parent, use or disclose to others any of the Confidential Information. You agree that the Company owns the Confidential Information and you have no rights, title or interest in any of the Confidential Information. Except as otherwise agreed by Parent in writing, on the Retirement Date, you will deliver to Parent any and all materials (including all copies and electronically stored data) containing any Confidential Information in your possession or subject to your custody or control. Your obligations set forth in this Section 9 shall continue as long as the Confidential Information remains confidential, and shall not apply to any information which you are required by law or judicial process to disclose or which becomes generally publicly available through no fault or action of your own or others who were under confidentiality obligations with respect to such information.

10. Non-Competition. During the Consulting Period, you will not work for any entity listed on Exhibit C to this Agreement (each, a “Restricted Company”) or with any affiliate or division of such Restricted Company where (a) you will have, or would reasonably be expected to have, duties, or will perform, or would reasonably be expected to perform, services that are the same as or substantially similar to any of the duties or services actually performed by

8510 Colonnade Center Drive, Raleigh, NC 27615 www.salix.com T• 919.862.1000 F• 919.862.1095 you for the Company within the twelve (12) month period immediately preceding the Retirement Date; or (b) you will use or disclose, or would reasonably be expected to use or disclose, any Confidential Information of the Company. For purposes of clarification, it shall not be a violation of this Section 10 for you to work in an affiliate or division of a Restricted Company if: (i) the affiliate or division of the Restricted Company does not compete with the Company; (ii) such work would not result in the use or disclosure of the Confidential Information; and (iii) you obtain the prior written consent of Parent, which consent shall not be unreasonably withheld. You acknowledge that the foregoing restrictions set forth in this Section 10 are reasonable given (x) the position in which you have been employed with the Company, (y) that the Company’s business is national in scope and (z) you, for or on behalf of a Restricted Company, could compete effectively with the Company from any location in the United States.

11. Non-Solicitation. During the Consulting Period, you shall not (a) solicit, recruit or attempt to hire or employ any person who is an employee of the Company; (b) assist any person or entity in the recruitment or hiring of any person who is an employee of the Company; (c) urge, induce or seek to induce any person to terminate his or her employment with the Company; or (d) advise, suggest to or recommend to any person or entity that it employ or solicit for employment any person who is an employee of the Company. During the Consulting Period, you will not urge, induce or seek to induce any of the Company’s customers, independent contractors, subcontractors, consultants, business partners, licensors, licensees, vendors, suppliers or others with whom the Company has a business relationship to terminate their relationship with the Company, or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with the Company.

12. Non-Disparagement. From and after the date hereof, you shall not make or publish any statements or comments that disparage or injure the reputation or goodwill of the Company, or any of its or their respective officers or directors, or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring the reputation or goodwill of the Company or any of its or their respective officers or directors; provided, however, that nothing in this Section 12 shall prevent you from (a) making truthful statements in good faith in response to any governmental or regulatory inquiry or in any judicial, administrative or other governmental proceeding or investigation; or (b) providing any information that may be required by law.

13. Acknowledgement of Prohibition on Engaging in Certain Activities. You acknowledge and agree that the covenants set forth in Section 9, Section 10, Section 11 and Section 12 of this Agreement prohibit you from engaging in certain activities on your own behalf or on behalf of or in conjunction with any person or entity, regardless of whether you are acting as an employee, owner, independent contractor, consultant or advisor and regardless whether you are acting directly or indirectly.

14. Severability. If any provision of this Agreement, or the application of any provision of this Agreement to any person or circumstance, is, for any reason and to any extent, held invalid or unenforceable, such invalidity and unenforceability will not affect the remaining

8510 Colonnade Center Drive, Raleigh, NC 27615 www.salix.com T• 919.862.1000 F• 919.862.1095 provisions of this Agreement or its application to other persons or circumstances, all of which will be enforced to the greatest extent permitted by law; and you, Parent and Salix each agree that any invalid or unenforceable provision may and will be reformed and applied to the extent needed to avoid that invalidity or unenforceability and in a manner that is as similar as possible to the intent of yourself and the Company (as described in this Agreement) and preserves the essential economic substance and effect of this Agreement.

15. Remedies. You agree that the restrictions, covenants and agreements set forth in this Agreement are reasonable protections to the immediate, proper and legitimate interests of the Company. You further agree (a) that any breach of this Agreement by you would cause substantial and irreparable injury to the Company and that money damages would not be a sufficient remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damage that would be suffered by the Company in the event that this Agreement is breached; (b) that, in addition to all other remedies available at law or equity, Parent shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach or threatened breach, without proof of actual damages; and (c) to waive any requirement for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines, in a final, non-appealable judgment, that you have breached this Agreement, you shall be liable for and pay to Parent the reasonable legal fees and expenses incurred by the Company in connection with such litigation, including any appeal therefrom.

16. Release. You shall execute irrevocably and deliver to each of Parent and Salix, and not revoke, a release of claims in the form attached hereto as Exhibit B (the “Release”) prior to the 52nd day after the Retirement Date (and in no event earlier than the Retirement Date).

17. Rights Not Affected. Nothing in this Agreement or the Release will affect (a) your rights under the Indemnity Agreement, dated as of January 7, 2014, by and between Salix and you (the “Indemnity Agreement”); (b) your rights to indemnification set forth in the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of Parent; or (c) your vested right, if any, under the Salix 401(k) retirement savings plan.

18. Entire Agreement. This Agreement, the Employment Agreement, the Indemnity Agreement, the Stock Plans and Section 3 of the Invention Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties in connection herewith. No covenant or condition or representation not expressed in this Agreement shall affect or be effective to interpret, change or restrict this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this Agreement or the transactions contemplated hereby.

19. Waiver. No provision of this Agreement can be amended or waived except by a separate writing signed, executed and delivered by you, Parent and Salix expressly amending or

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waiving such provision. The rights and remedies of the parties hereto are cumulative and not alternative. Neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by any one party, in whole or in part, by a waiver or renunciation of the claim or right, unless in writing signed by the other parties hereto; (b) no waiver that may be given by any party hereto will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on any party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

20. GOVERNING LAW; WAIVER OF JURY TRIAL.

(a) THE VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE DELAWARE CHOICE OF LAW RULES.

(b) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20(b).

21. Consent to Jurisdiction. Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then the applicable Delaware state court), or if under applicable law exclusive jurisdiction of any claim, action, suit or proceeding arising out of this Agreement or any transaction contemplated hereby is vested in the federal courts, then the United States District Court for the District of Delaware, for purposes of any claim, action, suit or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto hereby waives, and agrees not to assert in any such claim, action, suit or proceeding, to the fullest extent permitted by applicable law, any claim that (a) such party is not personally subject to the jurisdiction of such courts; (b) such party and such party’s property is immune from any legal process issued by such courts; or (c) any claim,

8510 Colonnade Center Drive, Raleigh, NC 27615 www.salix.com T• 919.862.1000 F• 919.862.1095 action, suit or proceeding commenced in such courts is brought in an inconvenient forum. Each party hereto further agrees that (i) service of any process by United States registered mail (or any substantially similar form of mail) to such Party’s address set forth in Section 22 hereof shall be effective service of process for any claim, action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 21 or otherwise; and (ii) nothing herein shall affect the right to effect service of process in any other manner permitted by law.

22. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:

To the most recent address on file with the Company

with a copy (not constituting notice) to:

Williams & Connolly LLP

725 Twelfth Street, NW

Washington, D.C. 20005

Attention: F. Whitten Peters, Esq.

If to Parent, Salix, or the Company:

Salix Pharmaceuticals, Ltd.

8510 Colannade Center Drive

Raleigh, NC 27615

Attention: General Counsel

with a copy (not constituting notice) to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 10281

Attention: Christopher Cox, Esq.

or to such other address as any party hereto shall have furnished to the other parties hereto in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

23. Non-Public Information. You hereby acknowledge that you are aware that the securities laws of the United States generally prohibit any person who has material non-public information about a company from, among other things, (a) purchasing or selling securities of such company or securities convertible into such securities on the basis of such information; or (b) communicating such information to any other person or entity under circumstances in which

8510 Colonnade Center Drive, Raleigh, NC 27615 www.salix.com T• 919.862.1000 F• 919.862.1095 it is reasonably foreseeable that such person or entity may purchase or sell such securities or securities convertible into such securities. Accordingly, you agree that you will not make any purchase or sale of, or otherwise consummate any transactions involving, Parent securities or securities convertible into Parent securities while in possession of material non-public information regarding the Company, nor will you communicate such information in a manner that violates the securities laws of the United States (regardless of whether such communication would be permitted elsewhere in this Agreement.). If you consummate a transaction involving Parent securities (or securities convertible into Parent securities), you will file (or cause to be filed) any and all reports or notifications that may be required under Section 16 of the Securities and Exchange Act of 1934, as amended.

24. Miscellaneous.

(a) This Agreement is binding upon and will inure to the benefit of (i) you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns; and (ii) Parent and Salix and their respective successors and assigns.

(b) The headings in this Agreement are inserted for convenience of reference only and will not be a part of or control or affect the meaning of any provision of this Agreement.

(c) It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Agreement may not be reduced by, or offset against, any amount owing by you to the Company. If, at the time of your separation from service (within the meaning of Section 409A), (i) you are a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time); and (ii) the Company shall make a good faith determination that an amount payable under this agreement constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date, but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Except as specifically permitted by Section 409A, the benefits and reimbursements provided to you under this Agreement during any calendar year shall not affect the benefits and reimbursements to be provided to you under the relevant Section of this Agreement in any other calendar year, and the

8510 Colonnade Center Drive, Raleigh, NC 27615 www.salix.com T• 919.862.1000 F• 919.862.1095 right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Further, reimbursement payments shall be made to you as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(d) All payments made to you or on your behalf under this Agreement will be reduced by any amount that the Company is required by law to withhold in advance payment of your federal, state and local income, wage and employment tax liability.

(e) This Agreement may be executed in counterparts (including by facsimile or by PDF), and by the parties hereto in separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed and delivered by each of the parties hereto.

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8510 Colonnade Center Drive, Raleigh, NC 27615 www.salix.com T• 919.862.1000 F• 919.862.1095

If the foregoing accurately reflects our agreement, please sign and return to us the enclosed duplicate copy of this letter.

SALIX PHARMACEUTICALS, INC.

By:	/s/ WILLIAM C. BERTRAND
	Name:	William C. Bertrand
	Title:	General Counsel

SALIX PHARMACEUTICALS, LTD.

By:	/s/ WILLIAM C. BERTRAND
	Name:	William C. Bertrand
	Title:	General Counsel

Accepted and Agreed
as of the date first written above:

/s/ CAROLYN J. LOGAN
Carolyn J. Logan

8510 Colonnade Center Drive, Raleigh, NC 27615 www.salix.com T• 919.862.1000 F• 919.862.1095